QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Kosmos Energy Holdings	Cayman Islands
Kosmos Energy, LLC	Texas
Kosmos Energy Operating	Cayman Islands
Longhorn Offshore Drilling	Cayman Islands
Kosmos Energy Cote d'Ivoire	Cayman Islands
Kosmos Energy Offshore Morocco HC	Cayman Islands
Kosmos Energy International	Cayman Islands
Kosmos Energy Cameroon HC	Cayman Islands
Kosmos Energy Ventures	Cayman Islands
Kosmos Energy Ghana HC	Cayman Islands
Kosmos Energy Development	Cayman Islands
Kosmos Energy Finance	Cayman Islands

QuickLinks

  Exhibit 21.1
List of Subsidiaries